EXHIBIT 99.1
Wireless Ronin Reports 2007 Second Quarter Results
MINNEAPOLIS — August 10, 2007 —
Key recent highlights include:
•	Achieves revenue of $3.1 million in the second quarter

•	Attains first half 2007 gross margin of 38.7 percent

•	Holds current contracts and agreements for 2007 installations totaling $17.1 million

•	Continues expansion of the Reuters Infopoint rollout

•	Completes follow-on equity offering of 4.3 million common shares

•	Relocates headquarters to support sales efforts and future growth

•	Announces agreement to acquire McGill Digital Solutions to expand vertical market footprint
Wireless Ronin Technologies, Inc. (NASDAQ: RNIN) today announced its financial results for the 2007 second quarter. The company reported revenue of $3.1 million for the second quarter of 2007, in comparison to $0.3 million in the second quarter of 2006, a net loss of $1.0 million compared to a net loss of $2.2 million last year, and a basic and diluted loss per share of $0.09 compared to a basic and diluted loss per share of $2.80 last year. The decline in the net loss for the 2007 second quarter was primarily attributable to increased revenue levels outpacing expense growth over the same period. Second-quarter results also benefited from a sharp increase in interest income resulting from investment of the net proceeds of the company’s initial public offering and recent follow-on equity offering. Also included in the 2006 second quarter loss was $1.1 million of interest expense and loss on debt modification, which had all but been eliminated in the 2007 reporting period. Second-quarter results also included costs of approximately $136,000 after-tax, or $0.01 per basic and diluted share, of non-cash stock option expense related to FAS123R. The company adopted FAS123R for reporting purposes in the first quarter of 2006.
Jeffrey Mack, Wireless Ronin’s chairman, president and chief executive officer said, “I am pleased with our accomplishments in the second quarter and the progress we made toward our future growth and profitability objectives. During the quarter we achieved record revenue levels, maintained gross margin levels of nearly 40 percent, moved our corporate headquarters in order to facilitate our sales and marketing efforts, further invested in our sales team and took a major step to cushion our capital base and give us the leverage to be successful. The closing of our follow-on offering in June improved our liquidity, created a solid platform for growth and allows us to respond to the consolidation opportunities within our industry.”
First Half Results
For the first six months of 2007, the company reported revenue of $3.3 million compared to $0.9 million in the first half of 2006, a net loss of $4.0 million compared to a net loss of $4.2 million last year, and a basic and diluted loss per share of $0.40 compared to a basic and diluted loss per share of $5.27 last year. The slight decline in net loss during 2007 was primarily attributable to the increase in year-over-year revenue levels as well as the sharp decline in interest expense, as the company’s debt has been virtually eliminated. Offsetting these benefits were a substantial increase in sales and marketing expense to support growth opportunities as well as higher general and administrative expense associated with being a public company. The decline in basic and diluted loss per share was due primarily to the increase in shares outstanding. The 2007 results also included costs of approximately $732,000 after-tax, or $0.07 per basic and diluted share, of non-cash stock option expense related to FAS123R.
Operations Detail
For the second quarter of 2007, gross margins averaged 38.7 percent, as compared to a gross margin of 37.9 percent in the second quarter of 2006. The slight increase in year-over-year gross margin primarily reflected a greater percentage of higher-margin software revenue.

Second quarter 2007 operating expenses totaled $2.4 million, as compared to $1.3 million in the prior year. Included in those totals was FAS 123R-related expense of $136,000 and $156,000, respectively.
General and administrative expense for the 2007 second quarter was $1.5 million compared to $0.7 million during the same period last year, primarily reflecting higher staffing levels. Increased expenses also resulted from higher professional services fees, partially offset by a slight decline in FAS 123R-related expenses.
Sales and marketing expense totaled $0.7 million in the second quarter of 2007, compared to $0.3 million in the second quarter of 2006. The year-over-year increase in sales and marketing expense resulted from the further investment in building the team of sales associates, higher commission levels as well as expenses related to tradeshows and other new business activities.
Cash and marketable securities at June 30, 2007 was approximately $38.9 million compared to $15.5 million at the end of 2006, reflecting the addition of the proceeds from the company’s recent follow-on equity offering. Due to the company’s loss carryforward position, it does not currently pay income taxes.
Full Year 2007 Guidance and Business Outlook
Wireless Ronin has been advised by NewSight Corporation, Wireless Ronin’s largest customer during the first six months of 2007, that NewSight has re-prioritized various elements of its planned digital signage system implementations. In particular, NewSight has delayed the rollout of network installations into large, upscale malls, and the launch, installation and operation of digital signage networks in physicians’ offices throughout the U.S. As a new top digital signage priority for NewSight, Wireless Ronin has entered into an agreement to provide digital signage to a large grocery store chain in the mid-Atlantic region. In particular, Wireless Ronin will retrofit their existing network and newly configure approximately 75 stores. NewSight plans to allocate certain equipment purchased from Wireless Ronin during the second quarter of 2007 for these installations. Despite the addition of the grocery store chain installations, NewSight’s re-prioritization of pending projects will negatively impact Wireless Ronin’s 2007 revenue from NewSight. However, Wireless Ronin’s continued focus on other customer opportunities and the implementation of other customers’ digital signage systems, prompts the company to maintain full year sales guidance in the range of $18 million to $21 million. The company also continues to target a gross margin at 40% or higher.
“We feel that our performance in the second quarter and the proposals and opportunities we see on the horizon will enable us to achieve our financial objectives for the full year,” concluded Mack. “We demonstrated the effectiveness of our sales and marketing engine as we delivered record revenue levels. With the successful completion of our follow-on offering late in the quarter, we continue to strengthen our balance sheet and position ourselves to be opportunistic regarding consolidation opportunities. We are excited by the potential from the new vertical markets presented by our recently announced agreement to acquire McGill Digital Solutions and the growth opportunities we see before us. We are maintaining our revenue outlook for the year, even with the delay at NewSight, because of our continued focus on other customer opportunities. We are confident in our future success.”
A conference call to review the second quarter results and to provide further information regarding our active proposals and opportunity pipeline is scheduled for today at 9:00 a.m. (CDT). A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate website at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 10458276. The conference call archive will be available through August 24, 2007.

About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. An array of services is offered by Wireless Ronin to support RoninCast® including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Capital Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our estimates of future expenses, revenue and profitability; the pace at which we complete installations and recognize revenue; trends affecting our financial condition and results of operations; our ability to convert proposals into customer orders; the ability of our customers to pay for our products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; our ability to develop new products; our dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, on August 10, 2007.
In addition, this release contains certain non-GAAP financial measures, including references to adjusted operating loss. As compared to the nearest GAAP measurement for our company, adjusted operating loss represents operating loss with the add-back of depreciation and amortization, termination of partnership agreement and stock-based compensation expense. We use adjusted operating loss as internal measurement of operating performance. Adjusted operating loss as we define it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP. The company believes that adjusted operating loss is an important component of its financial results because it is a widely used measurement within the company’s industry to evaluate performance. The company uses adjusted operating loss as a means of evaluating its financial performance compared with its competitors. This non-GAAP measurement should not be used as a substitute for operating loss. A reconciliation of adjusted operating loss to operating loss for the three and six months ended June 30, 2007 and 2006 is provided herein.
CONTACTS:
Investors
John Witham — CFO
jwitham@wirelessronin.com
(952) 564-3520
Media
Holly Heitkamp — Marketing Coordinator
hheitkamp@wirelessronin.com
(952) 564-3560

WIRELESS RONIN® TECHNOLOGIES, INC.
BALANCE SHEETS
JUNE 30, 2007 AND DECEMBER 31, 2006
ASSETS

	June 30,	December 31,
	2007	2006
	(unaudited)	(Audited)
CURRENT ASSETS
Cash and cash equivalents	$31,864,038	$8,273,388
Marketable securities — available for sale	6,556,726	7,193,511
Accounts receivable, net	2,320,336	1,128,730
Inventories	252,107	255,850
Prepaid expenses and other current assets	80,411	148,024

Total current assets	41,073,618	16,999,503

PROPERTY AND EQUIPMENT, net	723,979	523,838

OTHER ASSETS
Restricted cash	450,000	—
Deposits	237,594	22,586

Total Other Assets	687,594	22,586

TOTAL ASSETS	$42,485,191	$17,545,927

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term obligations	$106,762	$106,311
Accounts payable	1,319,035	948,808
Deferred revenue	450,968	202,871
Accrued liabilities	338,182	394,697

Total current liabilities	2,214,947	1,652,687

LONG-TERM LIABILITIES
Capital lease obligations, less current maturities	106,377	155,456

Total liabilities	2,321,324	1,808,143

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 66,666,666 shares authorized
Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding at June 30, 2007 and December 31, 2006	—	—
Common stock, 50,000,000 shares authorized; 14,260,151 and 9,825,621 shares issued and outstanding at June 30, 2007, and December 31, 2006, respectively	142,601	98,256
Additional paid-in capital	77,487,624	49,056,509
Accumulated deficit	(37,463,989)	(33,433,713)
Accumulated other comprehensive income (loss)	(2,369)	16,732

Total shareholders’ equity	40,163,867	15,737,784

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$42,485,191	$17,545,927

STATEMENTS OF OPERATIONS
JUNE 30, 2007 AND 2006

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales
Hardware	$2,484,133	$270,235	$2,520,238	$568,082
Software	290,097	37,536	352,839	301,546
Services and other	280,633	24,889	378,222	64,598

Total sales	3,054,863	332,660	3,251,299	934,226

Cost of sales
Hardware	1,685,579	189,262	1,735,708	396,471
Software	—	—	—	—
Services and other	187,445	17,481	240,579	37,462

Total cost of sales	1,873,024	206,743	1,976,287	433,933

Gross profit	1,181,839	125,917	1,275,012	500,293

Operating expenses
Sales and marketing expenses	653,526	347,913	1,278,175	778,817
Research and development expenses	257,858	196,935	507,289	430,540
General and administrative expenses	1,519,218	749,618	3,275,807	1,741,928
Termination of partnership agreement	—	—	653,995	—

Total operating expenses	2,430,602	1,294,466	5,715,266	2,951,285

Operating loss	(1,248,763)	(1,168,549)	(4,440,254)	(2,450,992)

Other income (expenses)
Interest expense	(9,634)	(868,113)	(20,515)	(1,347,196)
Loss on debt modification	—	(195,199)	—	(367,153)
Interest income	278,686	6,284	431,984	6,488
Other	—	(74)	(1,491)	559

	269,052	(1,057,102)	409,978	(1,707,302)

Net loss	$(979,711)	$(2,225,651)	$(4,030,276)	$(4,158,294)

Basic and diluted loss per common share	$(0.09)	$(2.80)	$(0.40)	$(5.27)

Basic and diluted weighted average shares outstanding	10,446,571	794,454	10,141,126	789,320

WIRELESS RONIN® TECHNOLOGIES, INC.
2006 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
Supplementary Data

Income (Loss) Statement	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Sales	$601,565	$332,661	$983,188	$1,227,975	$3,145,389

Cost of sales	227,188	206,743	331,333	780,003	1,545,267

Operating Expenses	1,656,819	1,294,466	1,213,172	1,753,999	5,918,456

Interest expense	651,038	1,063,312	1,235,271	7,174,595	10,124,216

Loss on debt modification	0	0	367,153	0	367,153

Other	(837)	(6,209)	(3,750)	(11,170)	(21,966)

Net Loss	($1,932,643)	($2,225,651)	($2,159,991)	($8,469,452)	($14,787,737)

FASB 123R	$373,568	$156,105	$91,735	$165,806	$787,214
(included in Operating Expenses)
Reconciliation Between GAAP and Non-GAAP Operating Loss

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
GAAP Operating Loss	($1,248,763)	($1,168,549)	($4,440,254)	($2,450,992)

Adjustments:
Depreciation and amortization	74,507	214,269	140,773	310,959
Termination partnership agreement	—	—	653,995	—
Stock-based compensation expense	136,339	156,106	732,359	529,674

Total operating expense adjustments	210,846	370,375	1,527,127	840,633

Non-GAAP Operating Loss	($1,037,917)	($798,174)	($2,913,127)	($1,610,359)